Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Michelle McGlocklin

Rimini Street, Inc.

+1 925 523-8414

mmcglocklin@riministreet.com

Rimini Street Files Court Petition to Recover Additional $32 Million from Oracle

Amount sought is in addition to the previously announced favorable appeal decision that should result in a refund of up to nearly $50 million from Oracle

LAS VEGAS, January 24, 2018 – Rimini Street, Inc. (Nasdaq: RMNI), a global provider of enterprise software products and services, and the leading third-party support provider for Oracle and SAP software products, today provides the following statement related to a petition recently filed with the United States Court of Appeals for the Ninth Circuit in Oracle vs. Rimini Street:

“On January 8, 2018, the Court of Appeals reversed certain awards made in Oracle’s favor during and after our 2015 trial, and vacated others, including an injunction that had already been stayed by the appellate court. The Court of Appeals also overturned all orders and judgments against Rimini Street’s CEO, Seth A. Ravin. Further, while affirming the jury’s finding of ‘innocent’ copyright infringement for processes that Rimini Street claims are no longer in use since at least July 2014, the Court of Appeals stated that Rimini Street ‘provided third-party support for Oracle’s enterprise software, in lawful competition with Oracle’s direct maintenance services.’ The favorable appeal decision should result in a refund of up to nearly $50 million from Oracle.

On January 22, 2018, Rimini Street filed a petition for a rehearing en banc with the Court of Appeals to recover up to an additional $32 million from Oracle.

The Company is asking the Court of Appeals to rehear the calculation of $22 million in prejudgment interest. The trial court set the interest rate using a date that precedes the filing of the litigation, which resulted in an additional $20 million cost paid by Rimini Street.

The Company is also asking the Court of Appeals to rehear the award of $12 million in non-taxable costs – a Ninth Circuit decision that is in direct conflict with decisions in other federal circuit courts and decisions of the United States Supreme Court. As a result of this ruling, Rimini Street believes it paid $12 million it would not have had to pay in other court jurisdictions.”

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About Rimini Street, Inc.

Rimini Street, Inc. (Nasdaq: RMNI) is a global provider of enterprise software products and services, and the leading third-party support provider for Oracle and SAP software products. The company has redefined enterprise software support services since 2005 with an innovative, award-winning program that enables licensees of IBM, Microsoft, Oracle, SAP and other enterprise software vendors to save up to 90 percent on total support costs. Clients can remain on their current software release without any required upgrades for a minimum of 15 years. Over 1,450 global Fortune 500, midmarket, public sector and other organizations from a broad range of industries currently rely on Rimini Street as their trusted, third-party support provider. To learn more, please visit http://www.riministreet.com, follow @riministreet on Twitter and find Rimini Street on Facebook and LinkedIn. (C-RMNI)

Forward-Looking Statements
Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may,” “should,” “would,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seem,” “seek,” “continue,” “future,” “will,” “expect,” “outlook” or other similar words, phrases or expressions. These forward-looking statements include, but are not limited to, statements regarding our 2017 revenue guidance, industry, future events, future opportunities and growth initiatives, estimates of Rimini Street’s total addressable market, and projections of customer savings. These statements are based on various assumptions and on the current expectations of management and are not predictions of actual performance, nor are these statements of historical facts. These statements are subject to a number of risks and uncertainties regarding Rimini Street’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which Rimini Street operates, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which Rimini Street operates; adverse litigation developments; inability to refinance existing debt on favorable terms; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of  Rimini Street’s management team; failure to realize the anticipated benefits of the merger transaction with GPIAC, including difficulty in integrating the businesses of GPIAC and Rimini Street; uncertainty as to the long-term value of RMNI common stock; the inability to realize the expected amount and timing of cost savings and operating synergies; those discussed in Rimini Street’s Current Report on Form 8-K/A filed on November 9, 2017 and other documents Rimini Street has on file with the Securities and Exchange Commission. There may be additional risks that Rimini Street presently knows or that Rimini Street currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Rimini Street’s expectations, plans or forecasts of future events and views as of the date of this communication. Rimini Street anticipates that subsequent events and developments will cause Rimini Street’s assessments to change. However, while Rimini Street may elect to update these forward-looking statements at some point in the future, Rimini Street specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Rimini Street’s assessments as of any date subsequent to the date of this communication.

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© 2018 Rimini Street, Inc. All rights reserved. “Rimini Street” is a registered trademark of Rimini Street, Inc. in the United States and other countries, and Rimini Street, the Rimini Street logo, and combinations thereof, and other marks marked by TM are trademarks of Rimini Street, Inc. All other trademarks remain the property of their respective owners, and unless otherwise specified, Rimini Street claims no affiliation, endorsement, or association with any such trademark holder or other companies referenced herein.

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